Exhibit B(d)(14)

Schedule A

to the

Sub-Advisory Agreement

 between

SEI Investments Management Company

and

The Boston Company Asset Management, LLC

Dated September 18, 2000, as amended July 1, 2003 and June 27, 2011

Pursuant to Section 4, the Adviser shall pay the Sub-Adviser compensation at an annual rate as follows:

SEI Institutional International Trust:

REDACTED

SEI Investments Management Corporation

By:	/s/ Sandra M. Schaufler

Name:	Sandra M. Schaufler

Title	Vice President

THE BOSTON COMPANY ASSET MANAGEMENT, LLC

By:	/s/ Bart Grenier

Name:	Bart Grenier

Title:	Chairman & CEO